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Press Release:

SYNCHRONOSS TECHNOLOGIES, INC. ANNOUNCES

EMPLOYMENT INDUCEMENT AWARDS IN CONNECTION WITH ACQUISTION OF FUSIONONE, INC.

BRIDGEWATER, NJ – August 4, 2010 – Synchronoss Technologies, Inc. (NASDAQ: SNCR), the leading global provider of on-demand transaction management software platforms, today announced that its Board of Directors has granted equity awards made to One Hundred Three employees and one newly appointed executive officer of Synchronoss. Pursuant to Nasdaq Listing Rule 5635(c)(4), the equity awards were granted under the Synchronoss Technologies, Inc. 2010 New Hire Equity Incentive Plan, which the Board of Directors adopted to facilitate the granting of equity awards as an inducement to new employees to join Synchronoss. In accordance with Nasdaq rules, these grants were made under a stock incentive plan without stockholder approval.  Nasdaq rules require a public announcement of equity awards to be made under this type of plan. One Hundred Three employees were granted options to purchase an aggregate of 250,000 shares of Synchronoss’ common stock, which options vest over four years and expire in 7 years. Michael Mulica, the President of FusionOne, Inc., who joined Synchronoss on July 19, 2010, as an Executive Vice President , was awarded an option to purchase 160,000 shares of Synchronoss’ common stock, which option vests over four years and expires in 7 years, and 20,000 shares of restricted stock, which vest over four years. The exercise price for all option shares granted is $19.32, which was the fair market value on the date of grant. The foregoing awards were approved by Synchronoss’ Board of Directors, including a majority of Synchronoss’ independent directors (as determined in accordance with applicable Nasdaq rules).

About Synchronoss Technologies, Inc.

Synchronoss Technologies (NASDAQ: SNCR) is the leading global provider of on-demand transaction management technology. The company’s ConvergenceNow®, ConvergenceNow® Plus+™ and InterconnectNow™ technology platforms enable communication service providers, cable operators, retailers/e-tailers and OEMs to automate subscriber activation, order management, provisioning and content transfer and synchronization of connected devices, across any network from any distribution channel. For more information visit us at:

Web: www.synchronoss.com
Blog: http://blog.synchronoss.com
Twitter: http://twitter.com/synchronoss

SOURCE: Synchronoss Technologies, Inc.

Synchronoss Technologies, Inc.
Investor:
Tim Dolan, 617-956-6727
investor@synchronoss.com
or
Media:
Stacie Hiras, 908-547-1260
Stacie.hiras@synchronoss.com